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Freeport-McMoRan Copper & Gold Inc. Reports
First-Quarter 2011 Results

▪	Net income attributable to common stock for first-quarter 2011 was $1.5 billion, $1.57 per share, compared to net income of $897 million, $1.00 per share, for first-quarter 2010.

▪
Consolidated sales from mines for first-quarter 2011 totaled 926 million pounds of copper, 480 thousand ounces of gold and 20 million pounds of molybdenum, compared to 960 million pounds of copper, 478 thousand ounces of gold and 17 million pounds of molybdenum for first-quarter 2010.

▪
Consolidated sales from mines for the year 2011 are expected to approximate 3.9 billion pounds of copper, 1.6 million ounces of gold and 73 million pounds of molybdenum, including 965 million pounds of copper, 365 thousand ounces of gold and 17 million pounds of molybdenum for second-quarter 2011.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $0.79 per pound of copper for first-quarter 2011, compared to $0.82 per pound for first-quarter 2010.  Assuming average prices of $1,400 per ounce for gold and $15 per pound for molybdenum for the remainder of 2011, consolidated unit net cash costs (net of by-product credits) are estimated to average approximately $1.04 per pound of copper for the year 2011.

▪
Operating cash flows totaled $2.4 billion for first-quarter 2011.  Using current 2011 sales volume and cost estimates and assuming average prices of $4.25 per pound for copper, $1,400 per ounce for gold and $15 per pound for molybdenum for the remainder of 2011, operating cash flows for the year 2011 are estimated to approximate $8.3 billion.

▪
Capital expenditures totaled $505 million for first-quarter 2011.  FCX currently expects capital expenditures to approximate $2.5 billion for the year 2011, including $1.2 billion for sustaining capital and $1.3 billion for major projects.

▪
At March 31, 2011, total debt approximated $4.8 billion.  After taking into account the April 1, 2011, redemption of $1.1 billion in 8.25% Senior Notes due 2015, total debt approximated $3.7 billion and consolidated cash approximated $4.1 billion.

▪	A two-for-one stock split of FCX common stock was effected on February 1, 2011. All references to earnings or losses per share have been retroactively adjusted to reflect the two-for-one stock split.

▪	FCX’s Board of Directors declared a $0.50 per share supplemental common stock dividend to be paid on June 1, 2011, to shareholders of record as of May 15, 2011.

PHOENIX, AZ, April 20, 2011 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2011 net income attributable to common stock of $1.5 billion, $1.57 per share, compared to net income of $897 million, $1.00 per share, for the first quarter of 2010.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our strong first-quarter results reflect solid execution by our global operating teams and continuation of favorable pricing for our principal commodities – copper, gold and molybdenum.  We are focused on continuing the successful execution of our operating plans and on developing our highly attractive projects for future growth.  We are well placed for future success with an attractive resource position, strong technical and project management capabilities and the financial resources required for investment.  We are also pleased to have significant cash flows to enable investment in growth projects while providing increased cash returns to shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA
	Three Months Ended
	March 31,
	2011		2010
Financial Data (in millions, except per share amounts)
Revenuesa	$5,709		$4,363
Operating income	$2,936		$2,048
Net income attributable to common stock	$1,499	b	$897	b
Diluted net income per share attributable to common stock	$1.57	b	$1.00	b,c
Diluted weighted-average common shares outstanding	955		947	c
Operating cash flows	$2,359	d	$1,818	d
Capital expenditures	$505		$231

Mining Operating Data
Copper (millions of recoverable pounds)
Production	950		929
Sales, excluding purchased metal	926		960
Average realized price per pound	$4.31		$3.42
Site production and delivery unit costs per pounde	$1.61		$1.35
Unit net cash costs per pounde	$0.79		$0.82
Gold (thousands of recoverable ounces)
Production	466		449
Sales, excluding purchased metal	480		478
Average realized price per ounce	$1,399		$1,110
Molybdenum (millions of recoverable pounds)
Production	20		17
Sales, excluding purchased metal	20		17
Average realized price per pound	$18.10		$15.09

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior years (see discussion on page 10).

b.	Includes net losses on early extinguishment of debt totaling $6 million, $0.01 per share, in first-quarter 2011 and $23 million, $0.02 per share, in first-quarter 2010.

c.	Adjusted to reflect the February 1, 2011, two-for-one stock split.

d.	Includes working capital sources of $114 million in first-quarter 2011 and $280 million in first-quarter 2010.

e.
Reflects per pound weighted-average site production and delivery unit costs and unit net cash costs, net of by-product credits, for all copper mines.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”

OPERATIONS

Consolidated.  First-quarter 2011 consolidated copper sales of 926 million pounds were higher than the January 2011 estimate of 840 million pounds but lower than first-quarter 2010 copper sales of 960 million pounds.  The variance to the January 2011 estimate primarily reflects favorable production performance in Indonesia, because of access to high-grade ore previously expected to be mined in future periods, and improved production in North and South America.  The variance to the 2010 period primarily reflects lower sales from Indonesia and North America because of timing of shipments.

First-quarter 2011 consolidated gold sales of 480 thousand ounces were higher than the January 2011 estimate of 325 thousand ounces, primarily because of mining higher grade ore in Indonesia previously expected in future periods, and approximated first-quarter 2010 gold sales of 478 thousand ounces.

First-quarter 2011 consolidated molybdenum sales of 20 million pounds were higher than the January 2011 estimate and first-quarter 2010 sales of 17 million pounds, primarily reflecting improved demand in the chemical and metallurgical sectors.

Consolidated sales for 2011 are expected to approximate 3.9 billion pounds of copper, 1.6 million ounces of gold and 73 million pounds of molybdenum.  Annual sales estimates are higher than the January 2011 estimates of 3.85 billion pounds of copper and 1.4 million ounces of gold, primarily because of mine plan improvements in Indonesia.

As anticipated, consolidated unit site production and delivery costs of $1.61 per pound of copper in the first quarter of 2011 were higher than first-quarter 2010 unit costs of $1.35 per pound of copper as a result of increased input costs, including materials, labor and energy.  Average unit net cash costs of $0.79 per pound of copper in the first quarter of 2011 were lower than $0.82 per pound of copper in the prior year quarter, primarily because of higher gold and molybdenum by-product credits in the 2011 period.

Assuming average prices of $1,400 per ounce for gold and $15 per pound for molybdenum for the remainder of 2011 and using current 2011 sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) are expected to average approximately $1.04 per pound of copper for the year 2011.  Unit net cash costs are lower than previous estimates because of higher volumes in Indonesia.  Quarterly unit net cash costs will vary with fluctuations in sales volumes.  Unit net cash costs for 2011 would change by approximately $0.02 per pound for each $50 per ounce change in the average price of gold for the remainder of 2011 and by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2011.

North America Copper Mines.  FCX operates seven open-pit copper mines in North America (Morenci, Bagdad, Safford, Sierrita and Miami in Arizona and Tyrone and Chino in New Mexico).  Molybdenum is also produced by Sierrita, Bagdad and Morenci.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

Operating and Development Activities.  At Morenci, FCX reached its targeted mining rate of 635,000 metric tons of ore per day in March 2011 after commencing a staged ramp up from the 2009 mining rate of 450,000 metric tons per day.  In addition, FCX restarted the Morenci mill in March 2010 to process available sulfide material currently being mined.  Mill throughput averaged 48,300 metric tons of ore per day during the first quarter of 2011 and is expected to increase to approximately 50,000 metric tons per day by the second half of 2011.  The increased mining and milling activities are expected to enable copper production to increase by approximately 125 million pounds per year beginning in 2011.  During the first quarter of 2011, FCX commenced a feasibility study to add additional mining and milling capacity at Morenci to process additional sulfide ores identified through positive exploratory drilling in recent years.  The project, which would require significant investment, would increase milling rates to approximately 115,000 metric tons of ore per day and target 150 to 200 million pounds of incremental annual copper production within a two to three year timeframe.  The study is expected to be completed in the second half of 2011.

FCX has initiated limited mining activities at the Miami mine in Arizona to improve efficiencies of ongoing reclamation projects associated with historical mining operations at the site.  During an approximate five-year mine life, FCX expects to ramp up production at Miami to approximately 100 million pounds of copper per year by 2012.

FCX has initiated the restart of mining and milling activities at the Chino mine in New Mexico, which were suspended in late 2008.  The ramp-up of mining and milling activities will significantly increase production at Chino, which is currently producing small amounts of copper from existing leach stockpiles.  The start-up is on schedule, with planned mining and milling rates expected to be achieved by the end of 2013.  Incremental annual production is expected to be 100 million pounds in 2012 and 2013 and 200 million pounds in 2014.  Costs for the project associated with equipment and mill refurbishment are expected to approximate $150 million.

FCX has completed construction of the $150 million sulphur burner at the Safford mine, which will provide a more cost effective source of sulphuric acid used in solution extraction/electrowinning (SX/EW) operations and lower transportation costs.

Operating Data.  Following is summary operating data for the North America copper mines for the first quarters of 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Copper (millions of recoverable pounds)
Production	282	264
Sales, excluding purchased metal	276	291
Average realized price per pound	$4.40	$3.32

Molybdenum (millions of recoverable pounds)
Productiona	7	6

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.75	$1.31
By-product credits, primarily molybdenum	(0.49)	(0.26)
Treatment charges	0.11	0.08
Unit net cash costsb	$1.37	$1.13

a.	Sales of molybdenum produced at the North America copper mines are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”

First-quarter 2011 consolidated copper sales in North America of 276 million pounds were lower than first-quarter 2010 sales because of timing of shipments.  As anticipated, production was higher in the first quarter of 2011, compared to the 2010 period, primarily reflecting increased mining and milling activities at Morenci.

For the year 2011, FCX expects sales from North America copper mines to approximate 1.2 billion pounds of copper, compared to 1.1 billion pounds of copper for 2010.  The restart of Miami and Chino and potential expansion of Morenci are expected to further increase production in future periods.

As anticipated, North America unit site production and delivery costs were higher in the first quarter of 2011, compared to the first quarter of 2010, primarily because of increased mining and milling activities and higher input costs.  First-quarter 2011 unit net cash costs benefited from higher molybdenum by-product credits.

Based on current operating plans, assuming an average molybdenum price of $15 per pound for the remainder of 2011 and using current 2011 sales volume and cost estimates, FCX estimates that average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.47 per pound of copper for the year 2011.  Unit net cash costs for 2011 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2011.

South America Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine currently producing both electrowon copper cathodes and copper concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.

Operating and Development Activities.  During the first quarter of 2011, El Abra commenced production from its newly commissioned stacking and leaching facilities to transition from oxide to sulfide ores.  Production from the sulfide ore, which is projected to reach design levels in the second half of 2011, would approximate 300 million pounds of copper per year, substantially replacing the currently depleting oxide copper production.  The aggregate capital investment for this project is expected to total $725 million through 2015, including $565 million for the initial phase of the project expected to be completed in 2011.  In addition, FCX is engaged in pre-feasibility studies for a potential large-scale milling operation to process additional sulfide material and to achieve higher recoveries.

FCX is progressing its evaluation of a large-scale concentrator expansion at Cerro Verde.  Significant reserve additions in recent years have provided opportunities to expand significantly the existing facility’s capacity.  A range of expansion options have been considered, and FCX is targeting a project to increase mill throughput from 120,000 metric tons of ore per day to 360,000 metric tons per day, making Cerro Verde one of the world’s largest concentrating operations.  Following completion of the feasibility study in the second quarter of 2011, FCX expects to file an environmental impact assessment in the second half of 2011.

Operating Data. Following is summary operating data for the South America mining operations for the first quarters of 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Copper (millions of recoverable pounds)
Production	317	322
Sales	312	307
Average realized price per pound	$4.31	$3.46

Gold (thousands of recoverable ounces)
Production	24	19
Sales	24	19
Average realized price per ounce	$1,394	$1,113

Molybdenum (millions of recoverable pounds)
Productiona	3	2

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.30	$1.20
Molybdenum and gold credits	(0.36)	(0.17)
Treatment charges	0.19	0.15
Unit net cash costsb	$1.13	$1.18

a.	Sales of molybdenum produced at Cerro Verde are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”

Copper sales from South America mining operations of 312 million pounds in the first quarter of 2011 were slightly higher than first-quarter 2010 sales of 307 million pounds, primarily reflecting higher ore grades at Candelaria and increased mill throughput at Cerro Verde, partly offset by anticipated lower mining rates at El Abra as it transitions from oxide to sulfide ores.

For the year 2011, FCX expects South America sales of 1.3 billion pounds of copper and 100 thousand ounces of gold, similar to 2010 sales.

As anticipated, South America unit site production and delivery costs for the first quarter of 2011 were higher than the year-ago period, principally reflecting higher input costs, including materials, energy and currency exchange rates, partly offset by higher volumes.  Average unit net cash costs of $1.13 per pound in the first quarter of 2011 were lower than $1.18 per pound for the first quarter of 2010, primarily reflecting higher molybdenum and gold credits.

Using current 2011 sales volume and cost estimates and assuming average prices of $1,400 per ounce of gold and $15 per pound of molybdenum for the remainder of 2011, FCX estimates that average unit net cash costs (net of molybdenum and gold credits) for its South America mining operations would approximate $1.19 per pound of copper for the year 2011.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

Operating and Development Activities.  FCX has several projects in process in the Grasberg minerals district, primarily related to the development of the large-scale, high-grade underground ore bodies located beneath and nearby the Grasberg open pit.  In aggregate, these underground ore bodies are expected to ramp up to approximately 240,000 metric tons of ore per day following the currently anticipated transition from the Grasberg open pit in 2016.

The Deep Ore Zone (DOZ) mine, one of the world’s largest underground mines, has been expanded to 80,000 metric tons of ore per day; and a feasibility study for the Deep Mill Level Zone (DMLZ), which is expected to start up as the DOZ depletes, has been completed.  The high-grade Big Gossan mine, which began producing in the fourth quarter of 2010, is expected to reach full rates of 7,000 metric tons of ore per day by the end of 2012.  Substantial progress has been made in developing infrastructure and underground workings that will enable access to the underground ore bodies.  Development of the terminal infrastructure and mine access for the Grasberg Block Cave and DMLZ ore bodies is in progress.  Over the next five years, estimated aggregate capital spending is expected to average approximately $600 million ($470 million net to PT-FI) per year on underground development activities.

Operating Data. Following is summary operating data for the Indonesia mining operations for the first quarters of 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Copper (millions of recoverable pounds)
Production	284	279
Sales	278	296
Average realized price per pound	$4.26	$3.51

Gold (thousands of recoverable ounces)
Production	441	429
Sales	454	458
Average realized price per ounce	$1,400	$1,110

	Three Months Ended
	March 31,
	2011	2010
Unit net cash (credits) costs per pound of copper:
Site production and delivery, excluding adjustments	$1.84	$1.54
Gold and silver credits	(2.34)	(1.79)
Treatment charges	0.18	0.23
Royalties	0.16	0.12
Unit net cash (credits) costsa	$(0.16)	$0.10

a.
For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”

Indonesia reported slightly lower copper sales in the first quarter of 2011, compared to the first quarter of 2010, primarily because of timing of shipments.  Gold sales in the first quarter of 2011 approximated first-quarter 2010 sales.  First-quarter 2011 copper and gold sales were significantly above the January 2011 estimates because of improved pit slope conditions, which enabled access to ore previously expected to be mined in future periods.  At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in the timing of ore production resulting in fluctuations in quarterly and annual sales of copper and gold.

Because of recent revisions to its Grasberg mine plans, FCX expects 2011 sales to approximate 1.1 billion pounds of copper and 1.5 million ounces of gold, which reflect increases of approximately 40 million pounds and approximately 130 thousand ounces compared to the January 2011 estimates.

Indonesia unit site production and delivery costs were higher in the first quarter of 2011, compared to the first quarter of 2010, primarily because of higher maintenance and other input costs.  Unit net cash costs averaged a net credit of $0.16 per pound in the first quarter of 2011, compared to a net cost of $0.10 per pound for the first quarter of 2010, primarily reflecting higher gold credits.

Assuming an average gold price of $1,400 per ounce for the remainder of 2011 and using current 2011 sales volume and cost estimates, FCX expects PT-FI’s average unit net cash costs, including gold and silver credits, to approximate $0.38 per pound of copper for the year 2011.  Unit net cash costs for 2011 would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold for the remainder of 2011.  Quarterly unit net cash costs will vary significantly with variations in quarterly metal sales volumes.

Africa Mining.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of the project, which is consolidated in FCX’s financial statements.  The Tenke mine includes surface mining, leaching and SX/EW operations. Copper production from the Tenke mine is sold as copper cathode. In addition to copper, the Tenke mine produces cobalt hydroxide.

In October 2010, the government of the DRC announced the conclusion of the review of Tenke Fungurume Mining’s (TFM) contracts, and confirmed that TFM’s existing mining contracts are in good standing and acknowledged the rights and benefits granted under those contracts.  In connection with the review, TFM made several commitments that have been reflected in amendments to its mining contracts, which were signed by the parties in December 2010.  In March 2011, the amendments were approved by a ministerial council; and a Presidential Decree, signed by the President and Prime Minister of the DRC, was issued in April 2011.  After giving effect to the modifications that will be made to TFM’s bylaws to reflect the agreement of the parties, FCX’s effective ownership percentage in the project will be 56.0 percent, compared to its current ownership interest of 57.75 percent.

Operating and Development Activities.  The milling facilities, which were designed to produce at a capacity rate of 8,000 metric tons of ore per day, continue to perform above capacity.  During the first quarter of 2011, mill throughput averaged 10,800 metric tons of ore per day.  Tenke Fungurume has procured additional mining equipment, which is enabling additional high-grade material to be mined and processed in 2011.  Based on these enhancements to the mine plan and an expected mill throughput rate of 10,000 metric tons of ore per day, FCX estimates average annual copper production will approximate 290 million pounds.

FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke Fungurume.  These analyses are being incorporated in future plans to evaluate expansion opportunities.  FCX is planning a second phase of the project, which would include optimizing the current plant and increasing capacity.  As part of the second phase, FCX is completing studies to expand the mill rate to 14,000 metric tons of ore per day and construct related processing facilities that would target the addition of approximately 150 million pounds of copper per year in an approximate two-year timeframe.  FCX expects production volumes from the project to expand significantly over time.

Operating Data. Following is summary operating data for the Africa mining operations for the first quarters of 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Copper (millions of recoverable pounds)
Production	67	64
Sales	60	66
Average realized price per pounda	$4.19	$3.26

Cobalt (millions of contained pounds)
Production	6	5
Sales	6	3
Average realized price per pound	$10.99	$10.94

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.51	$1.37
Cobalt creditsb	(0.75)	(0.40)
Royalties	0.10	0.07
Unit net cash costsc	$0.86	$1.04

a.	Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”

Tenke Fungurume reported lower copper sales in the first quarter of 2011, compared to the first quarter of 2010, primarily because of timing of shipments.

FCX expects Tenke Fungurume sales of approximately 285 million pounds of copper and over 20 million pounds of cobalt for the year 2011, compared to 262 million pounds of copper and 20 million pounds of cobalt for 2010.

Tenke Fungurume’s unit site production and delivery costs for the first quarter of 2011 were higher than the first quarter of 2010, principally reflecting increased mining and milling activities and higher input costs.  Average unit net cash costs of $0.86 per pound in the first quarter of 2011 were lower than $1.04 per pound for the first quarter of 2010, primarily reflecting higher cobalt credits.

Assuming an average cobalt price of $14 per pound for the remainder of 2011 and using current 2011 sales volume and cost estimates, average unit net cash costs are expected to approximate $0.93 per pound of copper for the year 2011.  Each $2 per pound change in the average price of cobalt for the remainder of 2011 would impact unit net cash costs by approximately $0.06 per pound of copper.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado and also sells molybdenum produced from its North and South America copper mines.

Development Activities. Construction activities at the Climax molybdenum mine are approximately 60 percent complete.  Recent activities include continuation of mill equipment assembly, commencement of flotation cell placement and refurbishment of the primary crusher.  FCX plans to advance construction and conduct mine preparation activities throughout 2011, with construction expected to be complete by early 2012.  The timing for start up of mining and milling activities will be dependent on market conditions.  FCX believes that this project is one of the most attractive primary molybdenum development projects in the world, with large-scale production capacity, attractive cash costs and future growth options.  The Climax mine would have an initial annual design capacity of 30 million pounds with significant expansion options.  Estimated remaining costs for the project approximate $350 million.

Operating Data.  Following is summary operating data for the Molybdenum operations for the first quarters of 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Molybdenum (millions of recoverable pounds)
Productiona	10	9
Sales, excluding purchased metalb	20	17
Average realized price per pound	$18.10	$15.09

Unit net cash costs per pound of molybdenumc	$6.13	$5.56

a.	Amounts reflect production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”

Consolidated molybdenum sales from mines were higher in the first quarter of 2011, compared to the first quarter of 2010, primarily reflecting improved demand in the chemical and metallurgical sectors.

For the year 2011, FCX expects molybdenum sales from its mines to approximate 73 million pounds (including production of approximately 45 million pounds from the North and South America copper mines), compared to 67 million pounds in 2010 (including production of 32 million pounds from the North and South America copper mines).

Unit net cash costs at the Henderson primary molybdenum mine were higher in the first quarter of 2011, compared to the first quarter of 2010, primarily because of increased input costs, including labor and materials.  Using current 2011 sales volume and cost estimates, FCX expects average unit net cash costs for its Henderson mine to approximate $7.25 per pound of molybdenum for the year 2011.

EXPLORATION ACTIVITIES

FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support the development of additional future production capacity in the large minerals districts where it currently operates.  Favorable exploration results indicate opportunities for significant future potential reserve additions in the Americas and in the Tenke Fungurume minerals district.  The drilling data in North America continue to indicate the potential for expanded sulfide production.

Exploration spending in 2011 is expected to approximate $225 million, compared to $113 million in 2010.  Exploration activities will continue to focus primarily on the potential for future reserve additions in FCX’s existing minerals districts.

PROVISIONAL PRICING AND OTHER

For the first quarter of 2011, 57 percent of FCX’s mined copper was sold in concentrate, 22 percent as rod from North America operations and 21 percent as cathode.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s copper concentrate and cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period (generally one to four months from the shipment date), primarily based on quoted London Metal Exchange (LME) monthly average spot prices.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.  LME spot copper prices averaged $4.38 per pound during the first quarter of 2011, compared to FCX’s recorded average price of $4.31 per pound.

At December 31, 2010, 417 million pounds of copper sales at FCX’s copper mining operations (net of intercompany sales and noncontrolling interests) were provisionally priced at an average of $4.36 per pound.  Lower prices during the first quarter of 2011 resulted in unfavorable adjustments to these provisionally priced copper sales and decreased first-quarter 2011 consolidated revenues by $10 million ($4 million to net income attributable to common stock or less than $0.01 per share).  Unfavorable adjustments to the December 31, 2009, provisionally priced copper sales decreased first-quarter 2010 consolidated revenues by $4 million ($2 million to net income attributable to common stock or less than $0.01 per share).

At March 31, 2011, FCX had copper sales of 464 million pounds of copper at its copper mining operations (net of intercompany sales and noncontrolling interests) priced at an average of $4.27 per pound, subject to final pricing over the next several months.  Each $0.05 change from the March 31, 2011, average price for provisionally priced copper sales would have an approximate $15 million effect on FCX’s 2011 net income attributable to common stock.  The LME spot copper price on April 19, 2011, was $4.21 per pound.

FCX defers recognizing profits on its PT-FI and South America sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  FCX’s net deferred profits on PT-FI and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income attributable to common stock totaled $249 million at March 31, 2011.  Changes in FCX’s net deferrals attributable to variability in intercompany volumes resulted in reductions to net income attributable to common stock totaling $15 million, $0.02 per share, in the first quarter of 2011 and $48 million, $0.05 per share, for the first quarter 2010.  Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

CASH FLOWS, CASH and DEBT

Operating cash flows totaled $2.4 billion for the first quarter of 2011.  Cash used in investing activities for the first quarter of 2011 reflected capital expenditures of $505 million.

At March 31, 2011, FCX had consolidated cash of $4.1 billion, excluding $1.2 billion of restricted cash.  Net of noncontrolling interests’ share, taxes and other costs, cash available to the parent company totaled $3.2 billion as shown below (in billions):

March 31,
2011
Cash at domestic companiesa	$1.9
Cash at international operations	2.2
Total consolidated cash	4.1
Less: Noncontrolling interests’ share	(0.7)
Cash, net of noncontrolling interests’ share	3.4
Less: Withholding taxes and other	(0.2)
Net cash	$3.2

a.	Includes cash at FCX’s parent and North America mining operations.

At March 31, 2011, FCX had $4.8 billion in debt.  After giving effect to the April 1, 2011, redemption of $1.1 billion in FCX’s 8.25% Senior Notes due 2015, which was funded with restricted cash, total debt approximated $3.7 billion.

On March 30, 2011, FCX entered into a new senior unsecured revolving credit facility, which replaced the revolving credit facilities that were scheduled to mature in March 2012.  The new revolving credit facility is available until March 30, 2016, in an aggregate principal amount of $1.5 billion, with $500 million available to PT-FI.  FCX had no borrowings and $43 million of letters of credit issued under its revolving credit facility resulting in total availability of approximately $1.5 billion at March 31, 2011.

After taking into account the April 1, 2011, redemption of the 8.25% Senior Notes, FCX has repaid approximately $3.7 billion in debt (approximately 50 percent) since January 1, 2009, resulting in estimated annual interest savings of approximately $260 million based on current interest rates.  FCX expects to record an approximate $49 million charge to net income attributable to common stock in the second quarter of 2011 in connection with the April 1, 2011, senior note redemption.  FCX’s debt maturities through 2013 are indicated in the table below (in millions).

2011	$90
2012	2
2013	1
Total 2011 – 2013	$93

FCX has $3.0 billion in debt, which is redeemable in whole or in part, at its option, at make-whole redemption prices prior to April 2012, and afterwards at stated redemption prices.

OUTLOOK

Projected consolidated sales volumes for 2011 approximate 3.9 billion pounds of copper, 1.6 million ounces of gold and 73 million pounds of molybdenum, including 965 million pounds of copper, 365 thousand ounces of gold and 17 million pounds of molybdenum in the second quarter of 2011.

Using 2011 sales volume and cost estimates and assuming average prices of $4.25 per pound of copper, $1,400 per ounce of gold and $15 per pound of molybdenum for the remainder of 2011, FCX’s consolidated operating cash flows are estimated to approximate $8.3 billion in 2011.  The impact of price changes for the remainder of 2011 on FCX’s 2011 operating cash flows would approximate $125 million for each $0.05 per pound change in the average price of copper, $50 million for each $50 per ounce change in the average price of gold and $60 million for each $2 per pound change in the average price of molybdenum.

FCX’s capital expenditures are currently estimated to approximate $2.5 billion for 2011.  Capital expenditures for major projects in 2011 are expected to approximate $1.3 billion, which primarily includes underground development activities at Grasberg, construction activities at the Climax molybdenum mine and completion of the initial phase of the sulfide ore project at El Abra.  In addition, FCX is considering additional investments at several of its sites.  Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases.

In December 2010, FCX’s Board of Directors declared a two-for-one stock split of its common stock. On February 1, 2011, shareholders received one additional share of common stock for each share of common stock held.  After taking the stock split into account, the annual dividend rate is $1.00 per share ($0.25 per share quarterly).

FCX also announced today that its Board of Directors declared a supplemental common stock dividend of $0.50 per share to be paid on June 1, 2011, to shareholders of record as of May 15, 2011.  The supplemental dividend to be paid in June represents an addition to FCX’s regular quarterly common stock dividend of $0.25 per share.  Based on approximately 947 million shares currently outstanding, the June 2011 supplemental dividend payment will approximate $474 million.

FCX intends to continue to maintain a strong financial position, invest aggressively in attractive growth projects and provide cash returns to shareholders.  The Board will continue to review FCX’s financial policy on an ongoing basis.

WEBCAST INFORMATION

A conference call with securities analysts to discuss FCX’s first-quarter 2011 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, May 20, 2011.

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FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg minerals district, the world’s largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large-scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the DRC.  Additional information about FCX is available on FCX’s website at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance.  Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, exploration efforts and results, mine production and development plans, liquidity, other financial commitments and tax rates, the impact of copper, gold, molybdenum and cobalt price changes, potential prepayments of debt, future dividend payments and potential share purchases.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.  The declaration of dividends is at the discretion of FCX’s Board of Directors (the Board) and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions.  FCX cautions readers that those statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements more frequently than quarterly.

This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s website, “www.fcx.com.”
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	Production				Sales
COPPER (millions of recoverable pounds)	2011		2010		2011		2010
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	122	a	98	a	118	a	107	a
Bagdad (100%)	49		52		50		57
Safford (100%)	28		47		30		51
Sierrita (100%)	40		35		39		40
Miami (100%)	14		3		10		4
Tyrone (100%)	19		20		19		22
Chino (100%)	9		8		9		9
Other (100%)	1		1		1		1
Total North America	282		264		276		291

South America
Cerro Verde (53.56%)	175		165		169		156
Candelaria/Ojos del Salado (80%)	94		72		93		74
El Abra (51%)	48		85		50		77
Total South America	317		322		312		307

Indonesia
Grasberg (90.64%)	284	b	279	b	278	b	296	b

Africa
Tenke Fungurume (57.75%)	67		64		60		66

Consolidated	950		929		926		960
Less noncontrolling interests	179		186		173		181
Net	771		743		753		779

Consolidated sales from mines					926		960
Purchased copper					77		21
Total consolidated sales					1,003		981

Average realized price per pound					$4.31		$3.42

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	1		1		2		1
South America (80%)	24		19		24		19
Indonesia (90.64%)	441	b	429	b	454	b	458	b
Consolidated	466		449		480		478
Less noncontrolling interests	46		44		47		47
Net	420		405		433		431

Consolidated sales from mines					480		478
Purchased gold					-		-
Total consolidated sales					480		478

Average realized price per ounce					$1,399		$1,110

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	10		9		N/A		N/A
North America (100%)	7		6		N/A		N/A
Cerro Verde (53.56%)	3		2		N/A		N/A
Consolidated	20		17		20		17
Less noncontrolling interests	1		1		1		1
Net	19		16		19		16

Consolidated sales from mines					20		17
Purchased molybdenum					-		1
Total consolidated sales					20		18

Average realized price per pound					$18.10		$15.09

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Consolidated – Tenke Fungurume (57.75%)	6		5		6		3
Less noncontrolling interests	3		2		3		1
Net	3		3		3		2

Total consolidated sales					6		3

Average realized price per pound					$10.99		$10.94

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
I

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2011	2010
100% North America Copper Mines Operating Data
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	699,700	601,900
Average copper ore grade (percent)	0.24	0.24
Copper production (millions of recoverable pounds)	182	202

Mill Operations
Ore milled (metric tons per day)	213,400	162,900
Average ore grades (percent):
Copper	0.36	0.30
Molybdenum	0.03	0.02
Copper recovery rate (percent)	81.8	85.7
Production (millions of recoverable pounds):
Copper	122	80
Molybdenum	7	6

100% South America Mining Operating Data
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	262,200	255,800
Average copper ore grade (percent)	0.43	0.44
Copper production (millions of recoverable pounds)	90	133

Mill Operations
Ore milled (metric tons per day)	191,800	180,100
Average ore grades:
Copper (percent)	0.68	0.62
Gold (grams per metric ton)	0.12	0.09
Molybdenum (percent)	0.02	0.02
Copper recovery rate (percent)	91.4	89.2
Production (recoverable):
Copper (millions of pounds)	227	189
Gold (thousands of ounces)	24	19
Molybdenum (millions of pounds)	3	2

100% Indonesia Mining Operating Data
Ore milled (metric tons per day)	222,200	234,000
Average ore grades:
Copper (percent)	0.77	0.78
Gold (grams per metric ton)	0.89	0.87
Recovery rates (percent):
Copper	87.3	88.2
Gold	82.0	79.0
Production (recoverable):
Copper (millions of pounds)	284	308
Gold (thousands of ounces)	459	466

100% Africa Mining Operating Data
Ore milled (metric tons per day)	10,800	9,700
Average ore grades (percent):
Copper	3.42	3.70
Cobalt	0.38	0.46
Copper recovery rate (percent)	91.7	91.7
Production (millions of pounds):
Copper (recoverable)	67	64
Cobalt (contained)	6	5

100% Henderson Primary Molybdenum Mine Operating Data
Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	23,400	23,200
Average molybdenum ore grade (percent)	0.24	0.23
Molybdenum production (millions of recoverable pounds)	10	9

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2011		2010
	(In Millions, Except
	Per Share Amounts)
Revenues	$5,709	a	$4,363	a
Cost of sales:
Production and delivery	2,377		1,918
Depreciation, depletion and amortization	232		271
Total cost of sales	2,609		2,189
Selling, general and administrative expenses	114		95
Exploration and research expenses	50		31
Total costs and expenses	2,773		2,315
Operating income	2,936		2,048
Interest expense, net	(98	)b	(145	)b
Losses on early extinguishment of debt	(7)		(27)
Other income, net	10		12
Income before income taxes and equity in
affiliated companies’ net earnings	2,841		1,888
Provision for income taxes	(984)		(678)
Equity in affiliated companies’ net earnings	4		5
Net income	1,861		1,215
Net income attributable to noncontrolling interests	(362)		(270)
Preferred dividends	-	c	(48)
Net income attributable to FCX common stockholders	$1,499		$897

Net income per share attributable to FCX common stockholders:
Basic	$1.58		$1.04	d
Diluted	$1.57		$1.00	d

Weighted-average common shares outstanding:
Basic	946		861	d
Diluted	955		947	d

Dividends declared per share of common stock	$0.25		$0.075	d

a.	Includes negative adjustments to provisionally priced copper sales recognized in prior years totaling $10 million in first-quarter 2011 and $4 million in first-quarter 2010.
b.
Consolidated interest expense (before capitalization) totaled $123 million in first-quarter 2011 and $151 million in first-quarter 2010. Lower interest expense in first-quarter 2011 primarily reflects the impact of debt repayments in 2010.

c.	During the second quarter of 2010, FCX’s outstanding 6¾% Mandatorily Convertible Preferred Stock converted into FCX common stock.
d.	Adjusted to reflect the February 1, 2011, two-for-one stock split.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2011		2010
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,090		$3,738
Restricted cash for early extinguishment of debt	1,168	a	-
Trade accounts receivable	1,588		2,132
Other accounts receivable	311		293
Inventories:
Product	1,450		1,409
Materials and supplies, net	1,199		1,169
Mill and leach stockpiles	1,060		856
Other current assets	280		254
Total current assets	11,146		9,851
Property, plant, equipment and development costs, net	17,076		16,785
Long-term mill and leach stockpiles	1,402		1,425
Intangible assets, net	325		328
Other assets	1,059		997
Total assets	$31,008		$29,386

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,318		$2,441
Current portion of debt	1,170	a	95
Accrued income taxes	806		648
Dividends payable	239		240
Current portion of reclamation and environmental obligations	201		207
Rio Tinto share of joint venture cash flows	17		132
Total current liabilities	4,751		3,763
Long-term debt, less current portion	3,582		4,660
Deferred income taxes	3,056		2,873
Reclamation and environmental obligations, less current portion	2,065		2,071
Other liabilities	1,463		1,459
Total liabilities	14,917		14,826
Equity:
FCX stockholders’ equity:
Common stock	107		107
Capital in excess of par value	18,893		18,751
Accumulated deficit	(1,328)		(2,590)
Accumulated other comprehensive loss	(318)		(323)
Common stock held in treasury	(3,553)		(3,441)
Total FCX stockholders’ equity	13,801		12,504
Noncontrolling interests	2,290		2,056
Total equity	16,091		14,560
Total liabilities and equity	$31,008		$29,386

a.
Using restricted cash of $1.2 billion, on April 1, 2011, FCX redeemed $1.1 billion of its outstanding 8.25% Senior Notes due 2015 for 104.125 percent of the principal amount together with accrued and unpaid interest.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In Millions)
Cash flow from operating activities:
Net income	$1,861	$1,215
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	232	271
Stock-based compensation	43	47
Charges for reclamation and environmental obligations, including accretion	38	39
Payments of reclamation and environmental obligations	(52)	(68)
Losses on early extinguishment of debt	7	27
Deferred income taxes	127	7
Other, net	(11)	-
(Increases) decreases in working capital:
Accounts receivable	511	33
Inventories	(253)	(113)
Other current assets	(18)	(2)
Accounts payable and accrued liabilities	(264)	(17)
Accrued income and other taxes	138	379
Net cash provided by operating activities	2,359	1,818

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(119)	(19)
South America	(140)	(48)
Indonesia	(125)	(98)
Africa	(11)	(39)
Molybdenum	(71)	(7)
Other	(39)	(20)
Other, net	-	2
Net cash used in investing activities	(505)	(229)

Cash flow from financing activities:
Proceeds from debt	9	21
Repayments of debt	(13)	(326)
Restricted cash for early extinguishment of debt	(1,124)	-
Cash dividends and distributions paid:
Common stock	(238)	(66)
Preferred stock	-	(49)
Noncontrolling interests	(133)	(75)
Contributions from noncontrolling interests	5	8
Net payments for stock-based awards	(20)	(10)
Excess tax benefit from stock-based awards	21	4
Other, net	(9)	-
Net cash used in financing activities	(1,502)	(493)

Net increase in cash and cash equivalents	352	1,096
Cash and cash equivalents at beginning of year	3,738	2,656
Cash and cash equivalents at end of period	$4,090	$3,752

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations.  FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method.  FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations.  In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as separate line items.  Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales.  Noncash and other costs consist of items such as stock-based compensation costs, write-offs of equipment and/or unusual charges.  They are removed from site production and delivery costs in the calculation of unit net cash costs.  As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.  Following are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$1,211	$1,211	$124	$21	$1,356

Site production and delivery, before net noncash
and other costs shown below	481	432	52	8	492
By-product creditsa	(134)	-	-	-	-
Treatment charges	29	28	-	1	29
Net cash costs	376	460	52	9	521
Depreciation, depletion and amortization	56	52	3	1	56
Noncash and other costs, net	41	40	1	-	41
Total costs	473	552	56	10	618
Revenue adjustments, primarily for hedging	1	1	-	-	1
Idle facility and other non-inventoriable costs	(11)	(11)	-	-	(11)
Gross profit	$728	$649	$68	$11	$728

Copper sales (millions of recoverable pounds)	275	275
Molybdenum sales (millions of recoverable pounds)c			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$4.40	$4.40	$16.87

Site production and delivery, before net noncash
and other costs shown below	1.75	1.57	7.08
By-product creditsa	(0.49)	-	-
Treatment charges	0.11	0.10	-
Unit net cash costs	1.37	1.67	7.08
Depreciation, depletion and amortization	0.20	0.19	0.43
Noncash and other costs, net	0.15	0.15	0.12
Total unit costs	1.72	2.01	7.63
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.03)	(0.03)	(0.02)
Gross profit per pound	$2.65	$2.36	$9.22

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,356	$492	$56
Treatment charges per above	N/A	29	N/A
Net noncash and other costs per above	N/A	41	N/A
Revenue adjustments, primarily for hedging per above	1	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	11	N/A
Eliminations and other	(9)	2	2
North America copper mines	1,348	575	58
South America mining	1,402	411	57
Indonesia mining	1,730	526	57
Africa mining	309	124	28
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	765	10
Corporate, other & eliminations	(1,703)	(1,745)	6
As reported in FCX’s consolidated financial statements	$5,709	$2,377	$232

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$965	$965	$77	$12	$1,054

Site production and delivery, before net noncash
and other costs shown below	381	349	41	5	395
By-product creditsa	(75)	-	-	-	-
Treatment charges	22	21	-	1	22
Net cash costs	328	370	41	6	417
Depreciation, depletion and amortization	78	74	4	-	78
Noncash and other costs, net	24	24	-	-	24
Total costs	430	468	45	6	519
Revenue adjustments, primarily for hedging	(1)	(1)	-	-	(1)
Idle facility and other non-inventoriable costs	(18)	(18)	-	-	(18)
Gross profit	$516	$478	$32	$6	$516

Copper sales (millions of recoverable pounds)	291	291
Molybdenum sales (millions of recoverable pounds)c			6

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.32	$3.32	$13.93

Site production and delivery, before net noncash
and other costs shown below	1.31	1.20	7.40
By-product creditsa	(0.26)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	1.13	1.28	7.40
Depreciation, depletion and amortization	0.27	0.25	0.63
Noncash and other costs, net	0.08	0.08	0.05
Total unit costs	1.48	1.61	8.08
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.06)	(0.06)	-
Gross profit per pound	$1.78	$1.65	$5.85

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,054	$395	$78
Treatment charges per above	N/A	22	N/A
Net noncash and other costs per above	N/A	24	N/A
Revenue adjustments, primarily for hedging per above	(1)	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	18	N/A
Eliminations and other	1	5	4
North America copper mines	1,054	464	82
South America mining	1,069	376	61
Indonesia mining	1,459	475	63
Africa mining	249	110	30
Molybdenum	275	185	13
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$1,345	$1,345	$119	$1,464

Site production and delivery, before net noncash
and other costs shown below	406	375	37	412
By-product credits	(113)	-	-	-
Treatment charges	59	59	-	59
Net cash costs	352	434	37	471
Depreciation, depletion and amortization	57	53	4	57
Noncash and other costs, net	5	5	-	5
Total costs	414	492	41	533
Revenue adjustments, primarily for pricing
on prior period open sales	11	(8)	19	11
Other non-inventoriable costs	(14)	(13)	(1)	(14)
Gross profit	$928	$832	$96	$928

Copper sales (millions of recoverable pounds)	312	312

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.31	$4.31

Site production and delivery, before net noncash
and other costs shown below	1.30	1.20
By-product credits	(0.36)	-
Treatment charges	0.19	0.19
Unit net cash costs	1.13	1.39
Depreciation, depletion and amortization	0.18	0.17
Noncash and other costs, net	0.01	0.01
Total unit costs	1.32	1.57
Revenue adjustments, primarily for pricing
on prior period open sales	0.03	(0.03)
Other non-inventoriable costs	(0.05)	(0.04)
Gross profit per pound	$2.97	$2.67

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,464	$412	$57
Treatment charges per above	(59)	N/A	N/A
Net noncash and other costs per above	N/A	5	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	11	N/A	N/A
Other non-inventoriable costs per above	N/A	14	N/A
Eliminations and other	(14)	(20)	-
South America mining	1,402	411	57
North America copper mines	1,348	575	58
Indonesia mining	1,730	526	57
Africa mining	309	124	28
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	765	10
Corporate, other & eliminations	(1,703)	(1,745)	6
As reported in FCX’s consolidated financial statements	$5,709	$2,377	$232

a. Includes gold, silver and molybdenum product revenues and production costs.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$1,061	$1,061	$56	$1,117

Site production and delivery, before net noncash
and other costs shown below	367	348	23	371
By-product credits	(51)	-	-	-
Treatment charges	47	47	-	47
Net cash costs	363	395	23	418
Depreciation, depletion and amortization	60	58	3	61
Noncash and other costs, net	2	2	-	2
Total costs	425	455	26	481
Revenue adjustments, primarily for pricing
on prior period open sales	(2)	(2)	-	(2)
Other non-inventoriable costs	(8)	(7)	(1)	(8)
Gross profit	$626	$597	$29	$626

Copper sales (millions of recoverable pounds)	307	307

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.46	$3.46

Site production and delivery, before net noncash
and other costs shown below	1.20	1.14
By-product credits	(0.17)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.18	1.29
Depreciation, depletion and amortization	0.19	0.19
Noncash and other costs, net	0.01	0.01
Total unit costs	1.38	1.49
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)
Other non-inventoriable costs	(0.03)	(0.02)
Gross profit per pound	$2.04	$1.94

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,117	$371	$61
Treatment charges per above	(47)	N/A	N/A
Net noncash and other costs per above	N/A	2	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(2)	N/A	N/A
Other non-inventoriable costs per above	N/A	8	N/A
Eliminations and other	1	(5)	-
South America mining	1,069	376	61
North America copper mines	1,054	464	82
Indonesia mining	1,459	475	63
Africa mining	249	110	30
Molybdenum	275	185	13
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

a. Includes gold, silver and molybdenum product revenues and production costs.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$1,184	$1,184	$636	$32	$1,852

Site production and delivery, before net noncash
and other costs shown below	511	327	175	9	511
Gold and silver credits	(650)	-	-	-	-
Treatment charges	49	31	17	1	49
Royalty on metals	45	29	16	-	45
Net cash (credits) costs	(45)	387	208	10	605
Depreciation and amortization	57	36	20	1	57
Noncash and other costs, net	15	10	4	1	15
Total costs	27	433	232	12	677
Revenue adjustments, primarily for pricing on
prior period open sales	(10)	(10)	(17)	(1)	(28)
PT Smelting intercompany profit	48	31	16	1	48
Gross profit	$1,195	$772	$403	$20	$1,195

Copper sales (millions of recoverable pounds)	278	278
Gold sales (thousands of recoverable ounces)			454
Silver sales (thousands of recoverable ounces)				897

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$4.26	$4.26	$1,400	$35.98

Site production and delivery, before net noncash
and other costs shown below	1.84	1.18	386	9.92
Gold and silver credits	(2.34)	-	-	-
Treatment charges	0.18	0.11	37	0.96
Royalty on metals	0.16	0.10	34	0.87
Unit net cash (credits) costs	(0.16)	1.39	457	11.75
Depreciation and amortization	0.21	0.13	43	1.11
Noncash and other costs, net	0.05	0.04	12	0.31
Total unit costs	0.10	1.56	512	13.17
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	(38)	(0.91)
PT Smelting intercompany profit	0.17	0.11	36	0.94
Gross profit per pound/ounce	$4.30	$2.78	$886	$22.84

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,852	$511	$57
Treatment charges per above	(49)	N/A	N/A
Royalty on metals per above	(45)	N/A	N/A
Net noncash and other costs per above	N/A	15	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(28)	N/A	N/A
Indonesia mining	1,730	526	57
North America copper mines	1,348	575	58
South America mining	1,402	411	57
Africa mining	309	124	28
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	765	10
Corporate, other & eliminations	(1,703)	(1,745)	6
As reported in FCX’s consolidated financial statements	$5,709	$2,377	$232

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$1,039	$1,039	$508	$22	$1,569

Site production and delivery, before net noncash
and other costs shown below	456	302	148	6	456
Gold and silver credits	(530)	-	-	-	-
Treatment charges	67	44	21	2	67
Royalty on metals	36	24	12	-	36
Net cash costs	29	370	181	8	559
Depreciation and amortization	63	42	21	-	63
Noncash and other costs, net	19	13	6	-	19
Total costs	111	425	208	8	641
Revenue adjustments, primarily for pricing on
prior period open sales	(7)	(7)	1	(1)	(7)
PT Smelting intercompany profit	12	8	4	-	12
Gross profit	$933	$615	$305	$13	$933

Copper sales (millions of recoverable pounds)	296	296
Gold sales (thousands of recoverable ounces)			458
Silver sales (thousands of recoverable ounces)				1,266

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$3.51	$3.51	$1,110	$17.06

Site production and delivery, before net noncash
and other costs shown below	1.54	1.02	323	4.88
Gold and silver credits	(1.79)	-	-	-
Treatment charges	0.23	0.15	47	0.72
Royalty on metals	0.12	0.08	26	0.39
Unit net cash costs	0.10	1.25	396	5.99
Depreciation and amortization	0.21	0.14	45	0.68
Noncash and other costs, net	0.06	0.04	13	0.20
Total unit costs	0.37	1.43	454	6.87
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	2	(0.25)
PT Smelting intercompany profit	0.04	0.03	8	0.13
Gross profit per pound/ounce	$3.15	$2.08	$666	$10.07

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,569	$456	$63
Treatment charges per above	(67)	N/A	N/A
Royalty on metals per above	(36)	N/A	N/A
Net noncash and other costs per above	N/A	19	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(7)	N/A	N/A
Indonesia mining	1,459	475	63
North America copper mines	1,054	464	82
South America mining	1,069	376	61
Africa mining	249	110	30
Molybdenum	275	185	13
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustmentsa	$249		$249	$64	$313

Site production and delivery, before net noncash
and other costs shown below	90		80	32	112
Cobalt credits	(45	)b	-	-	-
Royalty on metals	6		5	1	6
Net cash costs	51		85	33	118
Depreciation, depletion and amortization	28		23	5	28
Noncash and other costs, net	9		8	1	9
Total costs	88		116	39	155
Revenue adjustments, primarily for pricing
on prior period open sales	(1)		(1)	3	2
Other non-inventoriable costs	(3)		(2)	(1)	(3)
Gross profit	$157		$130	$27	$157

Copper sales (millions of recoverable pounds)	60		60
Cobalt sales (millions of contained pounds)				6

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustmentsa	$4.19		$4.19	$10.99

Site production and delivery, before net noncash
and other costs shown below	1.51		1.35	5.45
Cobalt credits	(0.75	)b	-	-
Royalty on metals	0.10		0.07	0.19
Unit net cash costs	0.86		1.42	5.64
Depreciation, depletion and amortization	0.47		0.40	0.78
Noncash and other costs, net	0.16		0.13	0.26
Total unit costs	1.49		1.95	6.68
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)		(0.01)	0.39
Other non-inventoriable costs	(0.05)		(0.04)	(0.08)
Gross profit per pound	$2.64		$2.19	$4.62

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$313		$112	$28
Royalty on metals per above	(6)		N/A	N/A
Net noncash and other costs per above	N/A		9	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	2		N/A	N/A
Other non-inventoriable costs per above	N/A		3	N/A
Africa mining	309		124	28
North America copper mines	1,348		575	58
South America mining	1,402		411	57
Indonesia mining	1,730		526	57
Molybdenum	374		240	14
Rod & Refining	1,487		1,481	2
Atlantic Copper Smelting & Refining	762		765	10
Corporate, other & eliminations	(1,703)		(1,745)	6
As reported in FCX’s consolidated financial statements	$5,709		$2,377	$232

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.
b. Net of cobalt downstream processing and freight costs.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustmentsa	$214		$214	$35	$249

Site production and delivery, before net noncash
and other costs shown below	90		87	16	103
Cobalt credits	(26	)b	-	-	-
Royalty on metals	5		5	-	5
Net cash costs	69		92	16	108
Depreciation, depletion and amortization	30		23	7	30
Noncash and other costs, net	1		1	-	1
Total costs	100		116	23	139
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	4	4
Other non-inventoriable costs	(6)		(5)	(1)	(6)
Gross profit	$108		$93	$15	$108

Copper sales (millions of recoverable pounds)	66		66
Cobalt sales (millions of contained pounds)				3

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustmentsa	$3.26		$3.26	$10.94

Site production and delivery, before net noncash
and other costs shown below	1.37		1.33	4.69
Cobalt credits	(0.40	)b	-	-
Royalty on metals	0.07		0.06	0.21
Unit net cash costs	1.04		1.39	4.90
Depreciation, depletion and amortization	0.46		0.36	2.00
Noncash and other costs, net	0.01		0.02	0.10
Total unit costs	1.51		1.77	7.00
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	1.13
Other non-inventoriable costs	(0.09)		(0.07)	(0.40)
Gross profit per pound	$1.66		$1.42	$4.67

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$249		$103	$30
Royalty on metals per above	(5)		N/A	N/A
Net noncash and other costs per above	N/A		1	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	4		N/A	N/A
Other non-inventoriable costs per above	N/A		6	N/A
Eliminations and other	1		-	-
Africa mining	249		110	30
North America copper mines	1,054		464	82
South America mining	1,069		376	61
Indonesia mining	1,459		475	63
Molybdenum	275		185	13
Rod & Refining	1,073		1,067	2
Atlantic Copper Smelting & Refining	633		628	10
Corporate, other & eliminations	(1,449)		(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363		$1,918	$271

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.
b. Net of cobalt downstream processing and freight costs.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In Millions)	2011	2010

Revenues, excluding adjustments	$172	$139

Site production and delivery, before net noncash
and other costs shown below	52	42
Treatment charges and other	9	10
Net cash costs	61	52
Depreciation, depletion and amortization	9	8
Noncash and other costs, net	-	1
Total costs	70	61
Gross profita	$102	$78

Molybdenum sales (millions of recoverable pounds)	10	9

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$17.37	$14.66

Site production and delivery, before net noncash
and other costs shown below	5.25	4.48
Treatment charges and other	0.88	1.08
Unit net cash costs	6.13	5.56
Depreciation, depletion and amortization	0.88	0.84
Noncash and other costs, net	0.03	0.04
Total unit costs	7.04	6.44
Gross profit per pound	$10.33	$8.22

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended March 31, 2011	Revenues	and Delivery	Amortization
Totals presented above	$172	$52	$9
Treatment charges and other per above	(9)	N/A	N/A
Net noncash and other costs per above	N/A	-	N/A
Henderson mine	163	52	9
Other molybdenum operations and eliminationsb	211	188	5
Molybdenum	374	240	14
North America copper mines	1,348	575	58
South America mining	1,402	411	57
Indonesia mining	1,730	526	57
Africa mining	309	124	28
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	765	10
Corporate, other & eliminations	(1,703)	(1,745)	6
As reported in FCX’s consolidated financial statements	$5,709	$2,377	$232

Three Months Ended March 31, 2010
Totals presented above	$139	$42	$8
Treatment charges and other per above	(10)	N/A	N/A
Net noncash and other costs per above	N/A	1	N/A
Henderson mine	129	43	8
Other molybdenum operations and eliminationsb	146	142	5
Molybdenum	275	185	13
North America copper mines	1,054	464	82
South America mining	1,069	376	61
Indonesia mining	1,459	475	63
Africa mining	249	110	30
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

a. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum division includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

b. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced at the North and South America copper mines.

XV

FREEPORT-McMoRan COPPER & GOLD INC.

PROVISION FOR INCOME TAXES
FCX’s first-quarter 2011 income tax provision resulted from taxes on international operations ($846 million) and U.S. operations ($138 million).  FCX’s first-quarter 2010 income tax provision resulted from taxes on international operations ($597 million) and U.S. operations ($81 million). A summary of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes for the first quarters of 2011 and 2010 follows (in millions, except percentages):

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
			Income Tax			Income Tax
		Effective	(Provision)	Income	Effective	(Provision)
	Incomea	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$647	21%	$(138)	$329	25%	$(81)
South America	914	33%	(306)	623	32%	(197)
Indonesia	1,161	44%	(507)	909	43%	(393)
Africa	104	38%	(40)	85	30%	(25)
Eliminations and other	15	N/A	7	(58)	N/A	18
Consolidated FCX	$2,841	35%b	$(984)	$1,888	36%b	$(678)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net earnings.

b.
FCX’s consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX’s consolidated effective income tax rate.  Assuming average prices of $4.25 per pound for copper, $1,400 per ounce for gold and $15 per pound for molybdenum for the remainder of 2011 and using current 2011 sales volume and cost estimates, FCX estimates its annual consolidated effective tax rate will approximate 35 percent.

BUSINESS SEGMENTS
FCX has organized its operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis. Therefore, FCX concluded that its operating segments include individual mines. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following table.

Intersegment Sales. Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable country. In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended March 31, 2011	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$136	$16	$152	$668	$595	$1,263	$1,372	a	$309	$374	$1,481	$756	$2	$5,709
Intersegment	386	810	1,196	60	79	139	358		-	-	6	6	(1,705)	-
Production and delivery	210	365	575	175	236	411	526		124	240	1,481	765	(1,745)	2,377
Depreciation, depletion and amortization	28	30	58	34	23	57	57		28	14	2	10	6	232
Selling, general and administrative expenses	-	1	1	1	1	2	43		2	4	-	8	54	114
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	49	50
Operating income (loss)	284	430	714	518	414	932	1,104		155	115	4	(21)	(67)	2,936

Interest expense, net	1	1	2	-	-	-	1		2	-	-	4	89	98
Provision for income taxes	-	-	-	163	143	306	507		40	-	-	-	131	984
Total assets at March 31, 2011	1,991	4,623	6,614	4,573	3,427	8,000	5,440		3,630	2,068	384	1,437	3,435	31,008
Capital expenditures	29	90	119	24	116	140	125		11	71	3	8	28	505

Three Months Ended March 31, 2010
Revenues:
Unaffiliated customers	$9	$15	$24	$458	$497	$955	$1,161	a	$249	$275	$1,066	$633	$-	$4,363
Intersegment	356	674	1,030	83	31	114	298		-	-	7	-	(1,449)	-
Production and delivery	146	318	464	171	205	376	475		110	185	1,067	628	(1,387)	1,918
Depreciation, depletion and amortization	42	40	82	34	27	61	63		30	13	2	10	10	271
Selling, general and administrative expenses	-	-	-	-	-	-	29		-	3	-	6	57	95
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	30	31
Operating income (loss)	177	331	508	336	296	632	892		109	73	4	(11)	(159)	2,048

Interest expense, net	2	3	5	-	-	-	-		2	-	-	2	136	145
Provision for income taxes	-	-	-	105	92	197	393		25	-	-	-	63	678
Total assets at March 31, 2010	1,897	4,194	6,091	4,294	2,803	7,097	4,896		3,431	1,745	347	1,207	2,299	27,113
Capital expenditures	3	16	19	12	36	48	98		39	7	1	9	10	231

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $680 million in first-quarter 2011 and $486 million in first-quarter 2010.

XVII